INTERPOOL, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

Adopted December 30, 2003

PURPOSE AND SCOPE

Interpool, Inc. ("Interpool") expects that all its employees will maintain the highest level of integrity in their dealings with and on behalf of Interpool, including dealings with its banks, with its stockholders and with others from whom Interpool obtains financing.

This Code of Business Conduct and Ethics ("Code") is intended to document the principles of conduct and ethics to be followed by Interpool's directors, officers and employees, including its principal financial officer and its principal accounting officer. Its purpose is to:

•	Promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships,

•	Promote full, fair, accurate, timely, and understandable disclosure in the periodic reports required to be filed by Interpool,

•	Promote compliance with applicable governmental rules and regulations,

•	Provide guidance to directors, officers and employees to help them recognize and deal with ethical issues,

•	Provide mechanisms to report unethical conduct, and

•	Help foster a culture of honesty and accountability.

Interpool expects all its directors, officers and employees to comply at all times with the principles in this Code. A violation of this Code by an employee is grounds for disciplinary action up to and including discharge and possible legal prosecution.

FAIR DEALING

Each employee will at all times deal fairly with Interpool’s customers, suppliers, competitors and employees. While we expect our employees to try hard to advance the interests of Interpool, we expect them to do so in a manner that is consistent with the highest standards of integrity and ethical dealing.

No employee is to take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of facts, or any other unfair-dealing practice.

COMPLIANCE WITH LAWS, RULES AND REGULATIONS (INCLUDING INSIDER TRADING LAWS)

Employees must at all times comply in all material respects with all applicable laws, rules and regulations.

Directors, officers and employees are required to comply with Interpool’s Policy Regarding Non-Public Information, and with all other policies applicable to them that are adopted by Interpool from time to time.

All employees must cooperate fully with the people responsible for preparing reports filed with the Securities and Exchange Commission ("SEC") and all other materials that are made available to the investing public to make sure those people are aware in a timely manner of all information that might have to be disclosed in those reports or other materials or that might affect the way in which information is disclosed in them.

CONFLICTS OF INTEREST

Directors, officers and employees must do everything they reasonably can to avoid conflicts of interest or the appearance of conflicts of interest.

A "conflict of interest" occurs when an individual’s private interest is different from the interests of Interpool as a whole. Conflict situations would include:

(1)	When a director, officer or employee, or a member of his or her family, will benefit personally from something the director, officer or employee does or fails to do that is not in the best interests of Interpool;

(2)	When an employee, officer or director takes actions or has interests that may make it difficult to perform his or her Interpool work objectively and effectively; and

(3)	When an employee, officer or director, or a member of his or her family, receives personal benefits from somebody other than Interpool as a result of his or her position with Interpool. Loans to, or guarantees of obligations of, such persons are of special concern.

If a conflict of interest becomes unavoidable, a director or the principal executive officer will promptly report the conflict of interest to the Board of Directors, an officer other than the principal executive officer will promptly report the conflict of interest to the principal executive officer and any other employee will promptly report the conflict of interest to his or her supervisor. In each instance the director, officer or employee will work with the person or persons to whom a conflict of interest is reported to devise an arrangement by which (1) that person or those persons (or their designee) will monitor the situation which creates, or gives the appearance of creating, a conflict of interest, (2) the director, officer or employee who has a conflict will, to the fullest extent possible, be kept out of any decisions that might be affected by the conflict of interest, (3) arrangements will be made to ensure that the director, officer or employee will not profit personally from the situation that causes the conflict of interest, and (4) every reasonable effort will be made to eliminate the conflict of interest as promptly as possible.

CORPORATE OPPORTUNITIES

No director, officer or employee will:

(1)	take for himself or herself personally any opportunity of which he or she becomes aware, or to which he or she obtains access, through the use of corporate property, information or position;

(2)	make it possible for someone other than Interpool to take advantage of an opportunity in any of Interpool's areas of business of which the director, officer or employee becomes aware in the course of his or her activities on behalf of Interpool, unless Interpool has expressly decided not to attempt to take advantage of the opportunity;

(3)	otherwise use Interpool corporate property, information, or position for personal gain; or

(4)	compete with Interpool generally or with regard to specific transactions or opportunities.

Directors, officers and employees owe a duty to Interpool to advance Interpool’s legitimate interests when the opportunity to do so arises.

CONFIDENTIALITY

Directors, officers and employees must maintain the confidentiality of all information entrusted to them by Interpool or its customers that is treated by them as confidential, except when disclosure is authorized by Interpool or legally mandated. Confidential information includes all information that may be of use to Interpool’s competitors, or that could be harmful to Interpool or its customers, if disclosed.

Directors, officers and employees will comply with all confidentiality policies adopted by Interpool from time to time, and with confidentiality provisions in agreements to which they or Interpool are parties.

PROTECTION AND PROPER USE OF COMPANY ASSETS

Directors, officers and employees will in all practicable ways protect Interpool’s assets and ensure their efficient use.

Directors, officers and employees will use Interpool’s assets only for Interpool’s legitimate business purposes.

CHANGE IN OR WAIVER OF PROVISIONS OF THE CODE

Any waiver of any provision of this Code must be approved:

•	With regard to any director or officer, by the Board of Directors, or if a significant number of its members will be personally affected by the waiver, by a committee consisting entirely of directors who will not be personally affected by the waiver; or

•	With regard to any employee who is not an officer of Interpool, by the employee’s supervisor or such other person as may be designated by the chief executive officer of Interpool.

No waiver of any provision of this Code with regard to a director or officer will be effective until that waiver has been reported to the person responsible for the preparation and filing of Interpool’s reports on Form 8-K (or any successor to that form) in sufficient detail to enable that person to prepare a report on Form 8-K containing any required disclosure with regard to the waiver. Interpool will promptly disclose on Form 8-K, by means of the filing of such form and dissemination by the Internet or by other electronic means, any change in or waiver of the Code.

Any waiver of provisions of this Code will be reported in filings with the SEC and otherwise reported to Interpool’s stockholders to the full extent required by the rules of the SEC and by any applicable rules of any securities exchange or securities quotation system on which Interpool’s securities are listed or quoted.

COMPLIANCE

Directors, officers and employees must report promptly any violations of this Code (including any violations of the requirement of compliance with law). Failure to report a violation can lead to disciplinary action against the person who failed to report the violation which may be as severe as the disciplinary action against the person who committed the violation.

Normally, a possible violation of this Code by an employee other than an officer of Interpool should be reported to the supervisor of the employee who commits the violation. However, any employee may report any possible violation to the general counsel of Interpool.

A possible violation of this Code by a director or an officer of Interpool should be reported to the general counsel of Interpool. If an employee believes that in a particular situation it would not be appropriate to report a possible violation by a director or officer to the general counsel, the employee may report the possible violation to the principal executive officer of Interpool, to the Chairman of the Audit Committee of Interpool’s Board of Directors, or to any other officer or director of Interpool to whom the employee believes it would be appropriate to report the possible violation.

The identity of the employee who reports a possible violation of this Code by another employee will be kept confidential, except to the extent the employee who reports the possible violation consents to be identified or the identification of that employee is required by law.

Possible violations may be reported orally or in writing and may be reported anonymously.

Interpool will not allow retaliation for reports of possible violations made in good faith.

TERMS USED IN THIS CODE

Any reference in this Code to Interpool or to an employee of Interpool is to Interpool, Inc. and all its subsidiaries.

Any reference in this Code to a director or officer of Interpool is to a director or officer of Interpool, Inc. It does not refer to a person who may be an officer of a subsidiary unless the person in fact functions as an officer of Interpool, Inc., because the person is regularly involved in setting policy for Interpool, Inc. and its subsidiaries. For purposes of this Code, a person who is an officer of a subsidiary will be treated as an employee, but not an officer, of Interpool.